Exhibit 5.1

[CONYERS DILL & PEARMAN LETTERHEAD]

                     2007

China Digital TV Holding Co., Ltd. Jingmeng High-Tech Building B, 4/F No. 5 Shangdi East Road Haidian District Beijing 100085 People’s Republic of China	DIRECT LINE: E-MAIL: OUR REF:	852 28429531 anna.chong@conyersdillandpearman.com #871497/239084

Dear Sirs,

China Digital TV Holding Co., Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1 (Registration No. 333-            ) initially filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on 2007, as subsequently amended (the “Registration Statement”, which term does not include any exhibits thereto), relating to the registration of an aggregate of              American Depositary Shares, each representing              ordinary share[s], par value of US$0.0005 per share, of the Company (the “Ordinary Shares”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also reviewed and relied upon (1) the memorandum of association and the articles of association of the Company, (2) copies of written resolutions passed by all the directors of the Company on                      2007, (3) a copy of the register of members of the Company, and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

China Digital TV Holding Co., Ltd.

                     2007

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; and (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

(1)	The Company is duly incorporated and validly existing under the laws of the Cayman Islands with good standing.

(2)	The issue of the Ordinary Shares has been duly authorised, and the Ordinary Shares, when issued, delivered and paid for as contemplated in the Prospectus and Registration Statement will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares to the Company or any third party).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us under the captions “Taxation”, “Legal Matters”, and “Enforceability of Civil Liabilities” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

Conyers Dill & Pearman